To Become Effective Upon Filing Pursuant to Rule 462
As filed with the Securities and Exchange Commission on December 9, 2002

                              Commission File No. 33-
_____________________________________________________________________________
                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                             FORM S-8

                      Registration Statement
                              Under
                    The Securities Act of 1933

                       TGFIN Holdings, Inc.
                       --------------------
        (Exact Name of Issuer as specified in its charter)

          Delaware                                   72-0861671
          --------                                   ----------
(State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)                    Identification No.)

                      39 Broadway, Suite 740
                       New York, NY  10006
                       -------------------
             (Address of principal executive offices)
                     _______________________

             Consultant's Shares Issued Pursuant To A
        Consulting Agreement Dated as of February 1, 2001
       by and between TradinGear.com, Inc. and Kim Hemphill

             Consultant's Shares Issued Pursuant To A
       Consulting Agreement Dated as of September 13, 2002 by and between TGFIN Holdings, Inc. and Kim Hemphill

             Consultant's Shares Issued Pursuant To A
       Consulting Agreement Dated as of September 13, 2002 by and between TGFIN Holdings, Inc. and Mark Gasarch

             Consultant's Shares Issued Pursuant To A
       Consulting Agreement Dated as of September 13, 2002
      by and between TGFIN Holdings, Inc. and Scott Lybbert
                     (Full title of the Plan)
                   ___________________________

                           SAMUEL GAER
            President and Principal Executive Officer
                       TGFIN Holdings, Inc.
           39 Broadway, Suite 740, New York, NY  10006
                         (212) 363-3900
                         --------------
              (Name, address, and telephone number,
            including area code, of agent for service)
                      _____________________

                             Copy to:

                        MARK GASARCH, ESQ.
                 150 East 58th Street, 34th floor
                       New York, NY  10155
                          (212) 956-9595

Approximate date of commencement of proposed sale to the public: As soon as possible after the Registration Statement becomes effective.

                  ______________________________

                 CALCULATION OF REGISTRATION FEE
______________________________________________________________________________

                                   Proposed    Proposed
                                   maximum     maximum
Title of               Amount      offering    aggregate    Amount of
securities to be       to be       price per   offering     Registration
registered             registered   Share (1)  price (1)    fee
______________________________________________________________________________

Common Stock, $0.01
   par value per share 975,000(2)  $0.30       $292,500     $27.00

______________________________________________________________________________

(1) Estimated pursuant to Rule 457 of the Securities Act of 1933, as amended, solely for purpose of calculating the registration fee on the basis of the product resulting from multiplying the sum of the number of shares of Common Stock registered as part of this Registration Statement (975,000) by $0.30 per share, the average of the last sale reported price for the Common Stock in the over-the-counter market as of a specified date within 5 business days prior to the date of filing the registration statement.

(2) Pursuant to a Consulting Agreement dated February 1, 2001, by and between TradinGear.com, Inc. and Kim Hemphill, TradinGear.com, Inc. (now TGFIN Holdings, Inc.) has issued to Mr. Hemphill 500,000 shares of the Company's common stock. Pursuant to a Consulting Agreement dated September 13, 2002, by and between TGFIN Holdings, Inc. (the "Company") and Kim Hemphill, the Company has issued to Mr. Hemphill 175,000 shares of the Company's common stock Pursuant to a Consulting Agreement dated September 13, 2002, by and between the Company and Mark Gasarch, the Company has issued to Mr. Gasarch 230,000 shares of the Company's common stock. Pursuant to a Consulting Agreement dated September 13, 2002, by and between the Company and Scott Lybbert, the Company has issued to Mr. Lybbert 70,000 shares of the Company's common stock

                              PART I

       INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1. Plan Information.

     (a) General Plan Information. A total of 975,000 shares of common stock, par value $.01 per share (the "Common Stock"), are being registered pursuant to this Registration Statement on Form S-8. 675,000 of these shares (the "Hemphill Consultant's Shares") have been issued to Kim Hemphill ("Mr. Hemphill"), 500,000 shares pursuant to the terms of a Consulting Agreement (the "First Hemphill Consulting Agreement") dated as of February 1, 2001 by and between Mr. Hemphill and TradinGear.com, Inc. and 175,000 shares pursuant to the terms of a Consulting Agreement (the "Second Hemphill Consulting Agreement") dated as of September 13, 2002 by and between Mr. Hemphill and TGFIN Holdings, Inc. 230,000 of these shares (the "Gasarch Consultant's Shares") have been issued to Mark Gasarch ("Mr. Gasarch") pursuant to the terms of a Consulting Agreement (the "Gasarch Consulting Agreement") dated as of September 13, 2002 by and between Mr. Gasarch and TGFIN Holdings, Inc. 70,000 of these shares (the "Lybbert Consultant's Shares") have been issued to Scott Lybbert ("Mr. Lybbert") pursuant to the terms of a Consulting Agreement (the "Lybbert Consulting Agreement") dated as of September 13, 2002 by and between Mr. Lybbert and TGFIN Holdings, Inc. (the First Hemphill Consulting Agreement, the Second Hemphill Consulting Agreement, the Gasarch Consulting Agreement and the Lybbert Consulting Agreement, collectively the "Consulting Agreements"). The closing bid price on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), Electronic Bulletin Board ("EBB") for the Company's Common Stock on November 29, 2002 was $0.30 per share.

           The title of the plan is the "Consultant's Shares Issued Pursuant To A Consulting Agreement Dated as of February 1, 20021 by and between TradinGear.com, Inc. and Kim Hemphill" and "Consultant's Shares Issued Pursuant To A Consulting Agreement Dated as of September 13, 2002 by and between TGFIN Holdings, Inc. and Kim Hemphill" and "Consultant's Shares Issued Pursuant To A Consulting Agreement Dated as of September 13, 2002 by and between TGFIN Holdings, Inc. and Mark Gasarch" and "Consultant's Shares Issued Pursuant To A Consulting Agreement Dated as of September 13, 2002 by and between TGFIN Holdings, Inc. and Scott Lybbert". The name of the registrant whose securities are being offered pursuant to the Consulting Agreements is TGFIN Holdings, Inc. (herein referred to as the "Registrant" or the "Company").

     Under the terms of the First Hemphill Consulting Agreement, TradinGear.com, Inc. engaged Mr. Hemphill to assist in the development of a business plan. Under the terms of the Second Hemphill Consulting Agreement, the Company is recognizing the services of Mr. Hemphill regarding the integration of by merger of TradinGear.com Incorporated (now the Company's wholly-owned operating subsidiary) and Digitran Systems, Incorporated (now the Company). In addition, Mr. Hemphill shall provide to the Company consulting services primarily with respect to special projects relating to marketing and promotion strategies with respect to the Company's existing and new products.

Under the terms of the Gasarch Consulting Agreement, the Company is recognizing the business services of Mr. Gasarch regarding the integration of by merger of TradinGear.com Incorporated and Digitran Systems, Incorporated. In addition, Mr. Gasarch shall provide to the Company consulting services primarily with respect to the development of a post-merger business plan. Under the terms of the Lybbert Consulting Agreement, the Company has engaged Mr. Lybbert to provide consulting services primarily with respect to the integration of the financial reporting books and records of TradinGear.com Incorporated and Digitran Systems, Incorporated.

     As consideration for the Consulting Services rendered and to be rendered by Mr. Hemphill to the Company, the Company issued to Mr. Hemphill a total of 675,000 shares of the Company's Common Stock. As consideration for the Consulting Services rendered and to be rendered by Mr. Gasarch to the Company, the Company issued to Mr. Gasarch 230,000 shares of the Company's Common Stock. As consideration for the Consulting Services to be rendered by Mr. Lybbert to the Company, the Company issued to Mr. Lybbert 70,000 shares of the Company's Common Stock.

     Pursuant to the Consulting Agreements, the Company agreed to file with the Securities and Exchange Commission a registration statement on Form S-8 covering the 975,000 shares of Common Stock issued to Mr. Hemphill, Mr. Gasarch and Mr. Lybbert and to pay all expenses incurred in connection with filing of such registration statement and certain state securities law qualification ("Blue Sky") expenses. The Consulting Agreements further provide that the Hemphill Consultant's Shares, the Gasarch Consultant's Shares and the Lybbert Consultant's Shares (collectively, the "Consultants' Shares") cannot be transferred, assigned, pledged, or hypothecated until the registration statement on Form S-8 has been filed and is effective.

     The Consulting Agreements and the Consultants' Shares are not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended.

     The address and telephone number, including area code, to obtain additional information regarding the information discussed herein is TGFIN Holdings, Inc., 39 Broadway, Suite 740, New York, NY 10006 (212) 363-3900,
Attention: Samuel Gaer, President.

     (b) Securities Offered. The title of the securities to be offered pursuant to the Consulting Agreements is common stock, $.01 par value, of the Company (the "Common Stock"). An aggregate of 975,000 shares of Common Stock have been offered pursuant to the Consulting Agreements.

     The Company is authorized to issue 50,000,000 shares of Common Stock, of which 22,238,702 shares are issued and outstanding as of the date of this Form S-8. Additionally, the Company has reserved 1,012,362 shares for issuance upon the exercise of warrants and options and the conversion of convertible preferred shares. The outstanding shares of Common Stock are fully paid and non-assessable.

     (c) Purchase of Securities Pursuant to the Plan and Payment for Securities Offered. No purchase of or payment for the Securities pursuant to the plan was required. The Securities were issued in exchange for services rendered to the Company.

      (d) Resale Restrictions. No restrictions are imposed under the Consulting Agreements or Consultants' Shares as long as such shares of Common Stock have been registered under an effective Registration Statement.

     (e) Tax Effects of Plan Participation. Upon the issuance of the Consultants' Shares, each Consultant will recognize income for tax purposes equal to the value of the Consultants' Shares, and the Company will have a charge to its earnings and be entitled to a tax deduction in the same amount and at the same time as the Consultants realize such income. Upon the sale of the Consultants' Shares, each Consultant will recognize capital gain or loss measured by the difference between the amount realized on the sale and the value of the Consultants' Shares at the time of issuance. Such capital gain or loss will be short-term or long-term, depending upon the length of time the Consultants' Shares were held by each Consultant.

     (f)  Withdrawal from the Plan; Assignment of Interest.  The
Consultants' Shares may not be transferred, assigned, pledged or hypothecated by a Consultant until such time as such shares of Common Stock have been registered under an effective Registration Statement.

Item 2.  Registrant Information.

     The Company will promptly furnish, without charge, a copy of any documents filed by the Company with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Company's then annual report to stockholders, upon the written or oral request of the person receiving this document, which documents are incorporated by reference into this document. Such requests should be addressed to Samuel Gaer, President, TGFIN Holdings, Inc., 39 Broadway, Suite 740, New York, New York 10006 (telephone 212-363-3900).

Dated:  December  9, 2002

                              PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Company hereby states that (i) the documents listed in (a) and (b) below are incorporated by reference in this Registration Statement and (ii) all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     (a) The Company's Annual Report on Form 10-KSB (File No. 1-11034) for the year ended April 30, 2002.

     (b) (i) The Company's Quarterly Report on Form 10-QSB (File No. 1-11034) for the quarter ended July 31, 2002.

          (ii) The Company's Current Report on Form 8-K (File No. 1-11034) dated September 12, 2002

          (iii)The Company's Amended Current Report on Form 8-K/A (File No. 1-11034) dated September 12, 2002.

          (iv) The Company's Transitional Quarterly Report on Form 10-QSB (File No. 1-11034) for the quarter ended September 30, 2002.

Item 4. Description of Securities.

     The Company is authorized to issue 50,000,000 shares of Common Stock, of which 22,238,702 shares are issued and outstanding as of the date of this Form S-8. Additionally, the Company has reserved 1,012,362 shares for issuance upon the exercise of warrants and options and the conversion of convertible preferred shares. The outstanding shares of Common Stock are fully paid and non-assessable.

     The holders of Common Stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so and, in such event, the holders of the remaining shares so voting will not be able to elect any directors.

     Upon any liquidation, dissolution or winding-up of the Registrant, the assets of the Company, after the payment of the Company's debts and liabilities and any liquidation preferences of and unpaid dividends on any class of Preferred Stock then outstanding, will be distributed pro rata to the holders of Common Stock. The Company presently has 50,500 shares of Preferred Stock, $0.01 par value, issued and outstanding.

     The holders of Common Stock are entitled to share equally in dividends, if, as and when declared by the Board of Directors of the Company, out of funds legally available therefor, subject to the priorities accorded any class of Preferred Stock which may be issued. To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. The Board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Registrant's business operations.

Item 5.  Interests of Named Experts and Counsel.

     The legality of the Shares being offered hereby will be passed upon for the Company by Mark Gasarch, Esq. Mark Gasarch owns 354,042 shares of the Company's common stock, of which 230,000 shares are included in this registration statement, and holds options to purchase an additional 125,000 shares.

Item 6.  Indemnification of Officers and Directors.

     Provisions regarding the indemnification of officers and directors are set forth in section 145 of the Delaware General Corporation Law.

     Article 10 of the Certificate of Incorporation of TGFIN Holdings, Inc. (the "Registrant") provides, "No Director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment or repeal of this Article 10 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. Article 5 of the By-Laws of TGFIN Holdings, Inc. ("Indemnification of Directors and Officers") provides, "Each person who at any time is, or shall have been, a director or officer of the corporation, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or served at the request of the corporation as a director, officer, employee, trustee or agent of any other corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expenses )including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding to the full extent provided under Section 145 of the General Corporation Law of the State of Delaware, and the corporation shall have the power to purchase and maintain insurance on behalf of any such person as permitted under section (g) thereof. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7.  Exemption from Registration Claimed.

     The Company believes that the issuance of the Consultants' Shares to the Consultants was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereunder, as a transaction by an issuer not involving any public offering. No broker-dealer was involved therein and the Consultants' Shares have been subject to appropriate transfer restrictions.

Item 8.  Exhibits.

Number                        Description of Exhibits

4(a) Consulting Agreement dated as of February 1, 2001, by and between TradinGear.com, Inc. and Kim Hemphill.

4(b) Consulting Agreement dated as of September 12, 2002, by and between TGFIN Holdings, Inc. and Kim Hemphill.

4(c) Consulting Agreement dated as of September 12, 2002, by and between TGFIN Holdings, Inc. and Mark Gasarch.

4(d) Consulting Agreement dated as of September 12, 2002, by and between TGFIN Holdings, Inc. and Scott Lybbert.

5                             Opinion of Mark Gasarch, Esq.

23(a)                         Consent of HJ & Associates, LLC, CPAs

23(b)                         Consent of  Samuel Klein and Company,
                              CPAs.

23(c) Consent of Mark Gasarch, Esq. (contained in Exhibit 5).

24 Power of Attorney (See "Power of Attorney" in the Registration Statement).

Item 9.  Undertakings.

     The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended ("Securities Act"):

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        POWER OF ATTORNEY

     We, the undersigned officers and directors of TGFIN Holdings, Inc. (the "Company"), do hereby constitute and appoint Samuel Gaer and Marni Gaer, or any of them, our true and lawful attorneys and agents to sign this Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission ("SEC") and to do any and all acts and things and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any one of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the SEC in connection with such Registration Statement including, specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that the said attorneys and agents, or any of them, shall do or cause to be done by virtue of this Power of Attorney.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 9th day of December, 2002.


                                   TGFIN Holdings, Inc.


                              By:  /s/ Samuel Gaer
                                   ---------------
                                   Samuel Gaer,
                                   President, Principal Executive Officer
                                   Principal Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



/s/ Samuel Gaer         President, Principal Executive        December 9, 2002
Samuel Gaer             Officer, Principal Financial Officer
                        and Director

/s/ Marni Gaer          Secretary, Treasurer                  December 9, 2002
Marni Gaer              and Director

/s/ Ronald Comerchero   Director                              December 9, 2002
Ronald Comerchero

/s/ Bruce Frank         Vice-President                        December 9, 2002
Bruce Frank